Exhibit 99.1

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

978-694-9121

spiezio@beaconpower.com

Gene Hunt

978-661-2825

hunt@beaconpower.com

BEACON POWER ANNOUNCES THIRD QUARTER 2008 RESULTS

Tyngsboro, Mass. – November 10, 2008 — Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced its financial results for the third quarter ended September 30, 2008.

For the third quarter of 2008, Beacon Power reported revenue of $4,000 and a net loss of $5,621,000, or ($0.06) per share, compared to revenue of $373,000 and a net loss of $2,814,000, or ($0.04) per share, in the third quarter of 2007.  For the nine months ended September 30, 2008, the Company reported revenue of $53,000 and a net loss of $16,340,000, or ($0.18) per share, compared to revenue of $1,215,000 and a net loss of $8,970,000, or ($0.13) per share, for the same period ended September 30, 2007. The decrease in revenue is the result of completion of scale-power development contracts with energy agencies in California and New York, as well as the U.S. Department of Energy in 2007.  Beacon Power is now entering the production phase of its flywheel systems. The Company expects to begin generating revenue from frequency regulation services later this month.

During the third quarter of 2008, Beacon Power incurred costs of $3,535,000 for research and development expense, compared to $1,978,000 in the third quarter of 2007, an increase of $1,557,000 or 79%.  Research and development expense increased primarily due to legal costs associated with patent litigation, increased headcount-related costs and increases in expensed materials and tooling costs.  These were partially offset by capitalized labor and overhead costs associated with the frequency regulation facility being built at the Company’s site in Tyngsboro, Massachusetts. Selling, general and administrative expense was $1,805,000 during the third quarter of 2008, compared to $1,388,000 in the third quarter of 2007, an increase of $417,000, or approximately 30%.  This increase is attributable to increased activities in regulatory affairs, external fees related to consulting, legal, marketing and other services to facilitate penetration into the frequency regulation markets, and a reduction in the overhead allocated to contracts. Additionally, depreciation expense increased by $291,000 compared to the third quarter of 2007. This increase is primarily related to our manufacturing facility in Tyngsboro, Massachusetts.

At September 30, 2008, the Company had $10.6 million in cash and cash equivalents with working capital of $6.5 million. Subsequent to the end of the quarter, the Company raised approximately $10.7 million in cash from a combination of a drawdown of a portion of its Mass Development loan and the sale of stock and warrants.  There is an additional $1.5 million which can be drawn from the Mass Development loan to offset qualified expenditures for equipment for our manufacturing facility.

On November 18, 2008, Beacon expects to begin earning commercial revenue from its first megawatt of frequency regulation capacity at its site in Tyngsboro, Massachusetts, under ISO New England’s Alternative Technologies Regulation Pilot Program.  Beacon had initially expected to have up to five megawatts (MW) in service as of the end of fiscal 2008.  However, in response to uncertainty and volatility in the equity markets, the Company decided both to raise less cash in its October sale of shares and warrants than once anticipated, and to raise additional funds during early 2009.  Consequently, it also decided to revise its deployment schedule.  Beacon now expects to deploy an additional 2 MW (for a total of 3 MW) in ISO New England by year end, and two additional MW (for a total of 5 MW) in the same location during the first quarter of 2009.

Progress continues to be made on Beacon’s New York deployment. The New York Independent System Operator’s Management Committee recently approved the funding for implementation of new market rules specifically designed for energy storage resources to provide regulation service, and expects to deploy these market rules by June 2009. A 20 MW interconnection agreement with National Grid for the Company’s Stephentown plant is expected in the first quarter of 2009.

Beacon Power is awaiting a decision from the U.S. Department of Energy (DOE) on its application for a loan guarantee to cover up to 75% of the cost of the Stephentown plant. Beacon believes that DOE’s decision on the loan guarantee will be favorable.

About Beacon Power

Beacon Power Corporation designs, develops and is taking steps to commercialize advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being produced following approval for use in three of the country’s five open-bid regulation markets, is designed to be a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

This Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These “forward-looking” statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so, especially in view of the current situation in the financial markets; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be successful in obtaining DOE loan guarantee support for our New York facility; conditions in target markets, including the fact that some ISOs have been slow to comply with the FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which we hope to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property, including the effect of the patent litigation initiated last year against us; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of the current situation in the financial markets. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenue	$4,390	$372,515	$52,782	$1,214,550
Cost of goods sold	5,763	351,311	9,935	1,163,102
Gross profit	(1,373)	21,204	42,847	51,448

Operating expenses:
Selling, general and administrative	1,804,595	1,388,185	6,108,836	4,351,578
Research and development	3,535,096	1,978,318	9,570,674	5,461,688
Loss on sales and contract commitments	—	(434,348)	86,601	(434,348)
Depreciation and amortization	334,236	42,723	927,455	99,364
Casualty loss (recovery)	—	(9,024)	—	(69,084)
Total operating expenses	5,673,927	2,965,854	16,693,566	9,409,198

Loss from operations	(5,675,300)	(2,944,650)	(16,650,719)	(9,357,750)

Other income, net	54,568	130,859	310,814	388,215
Loss to common shareholders	$(5,620,732)	$(2,813,791)	$(16,339,905)	$(8,969,535)

Loss per share, basic and diluted	$(0.06)	$(0.04)	$(0.18)	$(0.13)
Weighted-average common shares outstanding	88,754,642	72,661,975	88,711,837	69,844,813

BEACON POWER CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$10,577,753	$30,417,095
Accounts receivable, trade	90,304	424,788
Unbilled costs on government contracts	18,193	82,195
Prepaid expenses and other current assets	2,076,654	1,475,084
Total current assets	12,762,904	32,399,162

Property and equipment, net	16,214,339	7,004,021
Restricted cash	200,000	374,346
Total assets	$29,177,243	$39,777,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,192,285	$296,463
Accrued compensation and benefits	1,466,519	1,024,874
Other accrued expenses	2,378,886	2,183,217
Advance billings on contracts	12,081	7,222
Accrued contract loss	143,385	67,419
Lease liability - current	106,371	—
Total current liabilities	6,299,527	3,579,195

Lease liability - long term	918,106	—

Stockholders’ equity:
Common stock	887,546	886,590
Deferred stock compensation	—	—
Additional paid-in-capital	201,451,652	199,351,427
Deficit accumulated during the development stage	(179,666,749)	(163,326,844)
Less: treasury stock, at cost	(712,839)	(712,839)
Total stockholders’ equity	21,959,610	36,198,334

Total liabilities and stockholders’ equity	$29,177,243	$39,777,529

SOURCE:

Beacon Power Corporation